EXHIBIT 8.1

	Jurisdiction of	Percentage
Subsidiaries	Incorporation	Owned
Direct Subsidiaries
Corporativo en Telecomunicaciones, S.A. de C.V.	Mexico		*
Maxcom Servicios Administrativos, S.A. de C.V.	Mexico		*
Maxcom SF, S.A. de C.V.	Mexico		*
Maxcom TV, S.A. de C.V.	Mexico		*
Telscape de México, S.A. de C.V.	Mexico		*
Telereunión, S.A. de C.V.	Mexico		*
Sierra Comunicaciones Globales, S.A. de C.V.	Mexico		*
Maxcom U.S.A., Inc.	Delaware	100%
Sierra Communications USA, Inc.	Delaware	100%
Indirect Subsidiaries
Outsourcing Operadora de Personal, S.A. de C.V.	Mexico		**
TECBTC Estrategias de Promoción, S.A. de C.V. (formerly “Técnicos Especializados en
Telecomunicaciones, S.A. de C.V.”)	Mexico		**

*
Maxcom owns all of the capital stock of its direct subsidiaries, except for one share of each, which share is owned by Corporativo en Telecomunicaciones, S.A. de C.V., in the case of Maxcom Servicios Administrativos, S.A. de C.V., and by Maxcom Servicios Administrativos, S.A. de C.V., in the cases of Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V., Telscape de México, S.A. de C.V., Sierra Comunicaciones Globales, S.A. de C.V. and Telereunión, S.A. de C.V. This organizational structure is due to the fact that Mexican law requires that corporations have a minimum of two shareholders.

**	For its indirect subsidiaries, Maxcom owns one share of each, and the remaining shares are owned by Maxcom Servicios Administrativos, S.A. de C.V.